Exhibit 10.29
October 28, 2009
Dennis P. Wolf
15303 Via Palomino
Monte Sereno, CA 95030

Re:	Board Membership
Dear Dennis:
     On behalf of BigBand Networks, Inc., a Delaware corporation (the “Company”), I am extremely pleased to invite you to become a member of the Company’s Board of Directors (the “Board”) subject to stockholder approval at the Company’s annual meeting of stockholders. It is our belief that your skills, expertise and knowledge will prove helpful to the progress of the Company.
     In connection with your service as director, the Company has agreed to grant you a non-qualified stock option entitling you to purchase up to 50,000 shares of the Company’s Common Stock (the “Initial Director Option”). The shares issuable upon exercise of the Initial Director Option will, pending continuing service as a director, vest and become exercisable as follows: 1/4th of the shares will vest and become exercisable on the one year anniversary; and an additional 1/48th of the total shares for each subsequent month of your service as a director, with the Initial Director Option vesting fully after four years of service.
     The Board presently anticipates that the Company will grant you a non-qualified stock option entitling you to purchase up to an additional 18,750 shares of the Company’s Common Stock in subsequent years if you continue to serve as a director on June 30th of that year (the “Annual Director Options”). The shares issuable upon exercise of the Annual Director Options will, pending continuing service as a director, vest as to 1/12th of the total shares for each subsequent month of your service as a director, with each Annual Director Option vesting fully on the first anniversary of the date of grant.
     The Initial Director Option and the Annual Director Options will be subject to the terms and conditions of Company’s 2007 Equity Incentive Plan (the “Plan”) and the stock option agreements evidencing the Director Option and the Annual Director Options (the “Agreements”). In accordance with the Company’s Director Compensation Policy, all such options shall provide for 100% vesting acceleration upon a Change of Control of the Company, as that term is defined in the Agreements. The exercise price per share will be equal to the fair market value of the Company’s Common Stock on the date of grant, as determined by the Board in accordance with the Plan.
     As a non-investor, non-employee director, the Company will pay you an annual retainer of $20,000 for each full year of service as a director. In addition, you will receive $2,000 for attendance at each live Board meeting, $1,000 for attendance at each live committee meeting, $750 for participation in

Dennis P. Wolf

each telephonic meeting lasting over one hour, and $500 for participation in each telephonic meeting lasting one hour or less.
     In accepting this offer, you are representing to us that (i) you do not know of any conflict that would restrict you from becoming a director of the Company and (ii) you will not provide the Company with any documents, records or other confidential information belonging to any other parties. Nothing in this offer or the stock option agreement should be construed to interfere with or otherwise restrict in any way the rights of the Company and the Company’s stockholders to remove any individual from the Board at any time in accordance with the provisions of applicable law.
     We are looking forward to having you join us at the Company. We believe that your enthusiasm and past experience will be an asset to the Company and that you will have a positive impact on the organization. If you have any questions, please call me at (650) 995-5056.

Sincerely,
/s/ Amir Bassan-Eskenazi

Amir Bassan-Eskenazi
Chairman of the Board & Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Dennis P. Wolf Dennis P. Wolf